Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	January 25, 2008

Contact:

J. Douglas Cheatham

Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Increased Earnings for 2007

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced that earnings per diluted share for the year 2007 increased to $1.89 on $24.0 million in net income, compared with $1.75 per diluted share in 2006, on $23.7 million in net income.  Earnings per diluted share for the fourth quarter 2007 also increased to $0.52 per diluted share, on earnings of $6.4 million.  This represented an increase of $0.05 per diluted share over fourth quarter 2006 earnings in which the Company earned $0.47 per diluted share on net income of $6.2 million.  Generally, for the year to date period, balance sheet growth, an increase in noninterest income and a reduction in provision for income taxes together with a decrease in advertising and other expenses combined to offset a lower net interest margin and increased personnel and occupancy costs.  Earnings also improved due to reduced expense from nonrecurring 2006 categories such as loss on settlement of pension obligation, amortization of core deposit intangible assets, and a $1.0 million adjustment, which reduced interest expense from short-term borrowings.  The May 2007 purchase of 973,251 shares of common stock reduced the shares outstanding, which also increased the reported earnings per share for both the quarter and year to date periods.  The provision for loan losses for 2007 substantially equaled the 2006 expense of $1.2 million with no fourth quarter addition recorded in either period.

Net interest income decreased from $71.2 million in 2006 to $68.6 million in 2007.  The fourth quarter net interest income increased to $17.8 million in 2007 from $17.7 million in 2006, but the fourth quarter of 2006 included the nonrecurring adjustment to lower interest expense referenced above.  The growth in earning assets for both the quarter and year to date periods was unable to compensate for the lower net interest margin from recurring operations.  Average earning assets grew $137.0 million, or 6.2%, from December 31, 2006 to end of year 2007.  Average earning assets in the fourth quarter of 2007 were $206.4 million, or 9.2% higher than in the same period in 2006.  Despite that growth, the net interest margin (tax equivalent basis) was 3.02% in the fourth quarter of 2007 and 3.05% for the year 2007.  This compares with 3.27% in the fourth quarter of 2006 and 3.34% for the year 2006.  On a year-to-year comparative basis, the average tax-equivalent yield on earning assets increased from 6.45% in 2006 to 6.67% in 2007, which was a 22 basis point increase.  However, during the same period the cost of funds increased from 3.62% to 4.16%, or 54 basis points.  Changes in deposit funding composition continued to have the effect of increasing interest costs and lowering the net interest margin in 2007.  Non-deposit funding costs also increased significantly in 2007 primarily due to the increase in average balances that occurred across all borrowing categories.

“We are pleased with our performance in 2007, particularly in light of the difficult economic climate and the disappointing results reported by many other financial institutions.  We believe that we were able to record increased earnings in part because of our continued emphasis on profitable growth while not sacrificing credit quality.  Our focus on controlling costs in 2007 also played a significant role in these results,” said William B. Skoglund, Chairman of the Board.

The Company recorded a $1.2 million provision for loan losses in both 2007 and 2006 with no provision in the fourth quarter of either year.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased to $6.0 million at December 31, 2007 from $2.2 million at December 31, 2006.  The increase in nonperforming loans in 2007 was primarily due to the addition of four real estate construction loans and one adjustable rate mortgage loan that were added in the fourth quarter, and a residential home equity loan that was added in the third quarter.  The advance ratios of balances outstanding to the estimated collateral value for the fourth quarter loan additions are sufficient under the Company’s established credit review policies.  The Company is in a first lien position on the home equity loan.  All five of the nonperforming loan relationships identified in the fourth quarter were placed on nonaccrual status.  Even with the current developments in the loan portfolio, management has determined that no additional provision was required in the fourth quarter of 2007.  The ratio of the allowance for loan losses to nonperforming loans was 281.95% as of December 31, 2007, compared with 731.06% as of December 31, 2006.  Net charge-offs were $469,000 in the fourth quarter of 2007 and $151,000 in the fourth quarter of 2006.  Net charge-offs in 2007 and 2006 were $546,000 and $380,000 respectively.  The loan portfolio also represents the largest asset on the Consolidated Balance Sheets.  When measured as a percentage of loans outstanding, the allowance for loan losses was 0.89% as of December 31, 2007 and 0.92% at December 31, 2006.

“We are particularly pleased with our ability to maintain excellent credit quality despite the current problems with the general economy and that other financial institutions are facing.  We do not have any material direct exposure to sub prime loan products, as we have focused our real estate lending on commercial real estate and construction and development loans, as well as on traditional loan products to residential borrowers.  However, as with all financial institutions, our loan portfolio is subject to the general economic climate and it is possible that we may have additional non-performing loans in the future as a result of the effects of general economic conditions,” stated Mr. Skoglund.

Noninterest income was $8.1 million during the fourth quarter of 2007 and $7.4 million during the fourth quarter of 2006, an increase of $752,000, or 10.2%.  Noninterest income was $31.9 million for the year 2007, an increase of $3.1 million, or 11.0%, as compared to 2006.  Trust income increased $293,000, or 14.0%, to $2.4 million in the fourth quarter of 2007 due to increased levels of assets under management.  Trust income was $8.7 million in the year 2007, an increase of $1.1 million, or 14.1%, from 2006 due principally to increased volume in estate administration activity coupled with the increase in assets under management as reported above.  Assets under management were $1.1 billion and $1.0 billion at December 31, 2007 and 2006, respectively.  On a quarterly comparative basis, service charges on deposits decreased $33,000, or 1.5%, in 2007 whereas this same category increased $224,000, or 2.7%, for the year.  Mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.4 million, an increase of $115,000, or 9.3%, from the fourth quarter of 2006.  For the year ending December 31, 2007, mortgage-banking income increased $751,000, or 15.5%.  The largest increase in income from mortgage operations for both the quarter and year to date period was in net gain on sales of mortgage loans, which resulted largely from a revision to secondary market execution processes.

Gains on sales of securities in the fourth quarter of 2007 were $181,000, whereas year to date net gains were $674,000, or an increase of 61.2%, as compared with $418,000 for 2006.  Bank owned life insurance (“BOLI”) income decreased $211,000, or 33.4%, from $632,000 to $421,000 in the fourth quarter of 2007, due to a decline in cash surrender value.  For the year 2007, this category decreased $41,000, or 2.0%, as compared to 2006.

Interchange income from debit card usage increased $61,000, or 13.7%, and $226,000, or 12.7%, respectively when comparing the fourth quarter and year 2007 to same periods in the previous year.  The Company continued to increase the number of cards outstanding in 2007 because of successful cross-selling and other marketing efforts, and as customers continued to show a preference for this form of payment.  Other income increased $346,000, or 43.8%, and $661,000, or 18.1%, in the fourth quarter and in the year 2007, respectively.  The comparative fourth quarter and year to date 2007 performance increased over the same periods in 2006 primarily due to increased levels of fee income from processing of merchant credit card sales combined with annuity sales, mutual fund and letter of credit fees.

Noninterest expense was $16.9 million during the fourth quarter of 2007, an increase of $775,000, or 4.8%, from $16.2 million in the fourth quarter of 2006.  Noninterest expense was $66.5 million in the year 2007, an increase of $1.3 million, or 2.1%, from $65.1 million in 2006.  Salaries and benefits expense was $9.5 million during the fourth quarter of 2007, an increase of $934,000 from the fourth quarter of 2006 primarily due to increases in bonus and profit sharing accruals.  In the year 2007, salaries and benefits were $38.1 million compared to $35.9 million in 2006, an increase of $2.2 million or 6.2%.  The increase in expense was due to both the items mentioned previously as well as increases in mortgage and brokerage commissions coupled with increases in stock compensation and health insurance costs.  The Company generally experiences increases in this category due to annual increases in salary and other compensation coupled with rising health care costs, but an evaluation of 2007 events is also required to understand current year fluctuations.  The full time equivalent employee (“FTE”) figure decreased from 582 at December 31, 2006 to 541 at December 31, 2007.  The FTE tally was smaller at December 31, 2007 primarily because of the 8.5% reduction in available positions that was announced April 13, 2007.  Even though there were overall increases in salaries and benefits despite a reduction in force, the Company shifted towards a performance based pay structure by placing emphasis upon commissions and bonus remuneration.  The Company expects that the move away from the pension based retirement plan that was terminated in 2006 to a combined 401K and enhanced profit sharing structure will provide further opportunity to align individual performance with Company goals.

Net occupancy and furniture and equipment expenses increased $622,000, or 24.6%, from the fourth quarter of 2006 to the fourth quarter of 2007.  In 2007, net occupancy and furniture and equipment expenses increased $1.9 million, or 19.7%, from 2006.  The increases for both the quarter and year to date periods were consistent with the Company’s previous reports and were primarily attributable to the combined effect of the Company’s expansion and development into new markets, network and system integration costs from the bank charter consolidation, and third and fourth quarter 2007 recognition of accelerated leasehold depreciation and other associated impaired asset expense.  The latter items resulted primarily from the July 2007 closing of three leased branches that had market overlap with existing locations.  The bulk of future savings from these closures will begin in first quarter 2008 as two of the leases have now terminated.  The expiration dates changed to December 31, 2007 and February 23, 2008 as the Company negotiated an accelerated exit from an original expiry date of March 31, 2009 at one of the closed locations while maintaining automated teller machine services at that site.  The Company opened five new retail locations in 2006 and one new location on the western edge of Elgin in May 2007 and began the process of relocating a loan production office late in 2007 that will be completed in the first quarter of 2008.

Significant decreases in advertising expense were also realized for both the fourth quarter and in the year 2007 in comparison to the same periods in 2006.  Other expense decreased $318,000, or 7.5%, in the fourth quarter of 2007 as compared to the fourth quarter of 2006.  This category decreased $525,000, or 3.4%, from $15.5 million in the year 2006 to $15.0 million in 2007, as the Company continued to emphasize cost control and review procedures.  Lower expense levels were recorded in several categories, with some of the largest reductions in other employee related expenditures such as recruitment and travel as well as decreased audit fees.

The provision for income tax as a percentage of pretax income, or effective tax rate, was 30.0% for the fourth quarter of 2006 as compared to 28.4% for the fourth quarter of 2007.  The provision for income tax as a percentage of pretax income decreased from 29.4% in the year 2006 to 26.9% in 2007.  Increased levels of tax-exempt income from securities helped to reduce income tax expense when comparing 2007 to 2006.  In addition to the increased volume of tax-exempt assets, the average quarterly tax-equivalent yield on tax-exempt securities held by the Company increased from 5.48% as of December 31, 2006 to 6.16% or 68 basis points as of December 31, 2007.  The reduction in effective tax rate was primarily attributable, however, to the formation of a real estate investment trust (REIT) in the fourth quarter of 2006 for the purpose of holding certain commercial real estate loans, residential real estate loans and other loans, as well as mortgage-backed investment securities, that were previously held by our main bank subsidiary.  In addition to income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with an alternate vehicle for raising future capital as desired.  A late 2007 change to Illinois tax law related to the deductibility of REIT dividends will eliminate the recognition of tax benefits related to this ownership structure beginning January 1, 2009.

Total assets were $2.66 billion as of December 31, 2007, an increase of $199.4 million, or 8.1%, from $2.46 billion as of December 31, 2006.  Total loans were $1.89 billion as of December 31, 2007, an increase of $127.2 million, or 7.2%, from $1.76 billion as of December 31, 2006.  The largest increase was in residential real estate loans, which rose $47.3 million, or 8.1%, since December 31, 2006.  Commercial real estate and construction and development loans increased $28.8 million and $24.4 million, respectively, since December 31, 2006.  The loan portfolio generally reflects the economic profile of the communities in which the Company operates.  Because the Company is located in markets with open areas for growth, real estate lending (including commercial, residential, and construction) comprise a significant portion of the portfolio.  These categories comprised 88.2% of the portfolio as of December 31, 2007 compared to 88.8% of the portfolio as of December 31, 2006.

Total deposits increased $50.9 million, or 2.5%, during 2007.  Noninterest-bearing deposits decreased $9.1 million, or 3.2%, while NOW and savings deposits decreased $7.8 million, or 7.5%, and $10.2 million, or 4.0%, respectively  At the same time, money market accounts increased $59.5 million, or 13.3%.  In 2007, time deposits increased $18.6 million, or 1.9%.  The 2007 growth in money market accounts resulted from depositor preference for liquidity and check accessibility particularly as time deposit rates decreased in the fourth quarter.  The balances in all borrowing categories increased with the largest increase in other short-term borrowings and junior subordinated debentures.  The former category increased to fund investment and loan portfolio growth, whereas the $25.8 subordinated debenture issuance served to provide as the primary source of financing for the common stock tender offer that was completed in May 2007.  The changes in deposit composition combined with increases in other borrowed funds as well as a generally higher cost of funds during the year adversely affected the net interest margin.

On November 5, 2007, the Company entered into an Agreement and Plan of Merger between the Company, Old Second Acquisition, Inc., a wholly-owned subsidiary of Old Second, and HeritageBanc, Inc. (“Heritage”) (the “Merger Agreement”).  Following the consummation of the merger, the parties intend to merge Heritage Bank, a wholly-owned subsidiary of Heritage, with and into Old Second National Bank, with Old Second National Bank as the surviving bank.  Under the terms of the Merger Agreement, the Company will pay an aggregate purchase price of $86.0 million to Heritage shareholders.  The purchase price will be paid 50% in cash and 50% in common shares of Old Second.  Heritage is scheduled to hold its shareholder meeting on January 30, 2008 to vote upon the Merger Agreement.  The transaction is expected to close in February of 2008, pending approval by the Heritage shareholders.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance.  Management presents a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2006.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2007	2006	2007	2006
Summary Income Statement:
Net interest income	$17,761	$17,675	$68,598	$71,199
Provision for loan losses	—	—	1,188	1,244
Noninterest income	8,145	7,393	31,855	28,707
Noninterest expense	16,939	16,164	66,473	65,136
Income taxes	2,546	2,667	8,820	9,870
Net income	6,421	6,237	23,972	23,656

Key Ratios (annualized):
Return on average assets	0.98%	1.03%	0.95%	0.99%
Return on average equity	17.41%	15.83%	16.13%	15.29%
Net interest margin (tax equivalent)	3.02%	3.27%	3.05%	3.34%
Efficiency ratio	63.30%	62.64%	64.08%	63.34%
Tangible capital to assets	5.56%	6.37%	5.56%	6.37%
Total capital to risk weighted assets	10.58%	10.82%	10.58%	10.82%
Tier 1 capital to risk weighted assets	9.45%	9.97%	9.45%	9.97%
Tier 1 capital to average assets	7.50%	7.90%	7.50%	7.90%

Per Share Data:
Basic earnings per share	$0.53	$0.47	$1.92	$1.77
Diluted earnings per share	$0.52	$0.47	$1.89	$1.75
Dividends declared per share	$0.15	$0.14	$0.59	$0.55
Book value per share	$12.34	$12.08	$12.34	$12.08
Tangible book value per share	$12.16	$11.92	$12.16	$11.92
Ending number of shares outstanding	12,149,296	13,127,292	12,149,296	13,127,292
Average number of shares outstanding	12,146,644	13,139,745	12,508,551	13,367,062
Diluted average shares outstanding	12,295,088	13,291,987	12,655,306	13,526,603

End of Period Balances:
Loans	$1,891,110	$1,763,912	$1,891,110	$1,763,912
Deposits	2,113,618	2,062,693	2,113,618	2,062,693
Stockholders’ equity	149,889	158,555	149,889	158,555
Total earning assets	2,480,366	2,267,768	2,480,366	2,267,768
Total assets	2,658,576	2,459,140	2,658,576	2,459,140

Average Balances:
Loans	$1,883,552	$1,769,383	$1,825,176	$1,748,328
Deposits	2,151,213	2,034,917	2,096,241	1,992,249
Stockholders’ equity	146,347	156,305	148,652	154,690
Total earning assets	2,443,571	2,237,163	2,355,624	2,218,993
Total assets	2,600,634	2,400,638	2,515,740	2,377,771

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2007	2006	2007	2006
Asset Quality
Charge-offs	$548	$283	$1,069	$888
Recoveries	79	132	523	508
Net charge-offs	$469	$151	$546	$380
Provision for loan losses	—	—	1,188	1,244
Allowance for loan losses to loans	0.89%	0.92%	0.89%	0.92%

	Year to Date
	December 31,
	2007	2006

Nonaccrual loans	$5,346	$1,632
Restructured loans	—	—
Loans past due 90 days	625	583
Nonperforming loans	5,971	2,215
Other real estate owned	—	48
Nonperforming assets	$5,971	$2,263

Major Classifications of Loans
Commercial and industrial	$197,124	$175,621
Real estate - commercial	633,909	605,098
Real estate - construction	399,087	374,654
Real estate - residential	634,266	586,959
Installment	28,350	23,326
	1,892,736	1,765,658
Unearned origination fees, net	(1,626)	(1,746)
	$1,891,110	$1,763,912

Major Classifications of Deposits
Noninterest bearing	$271,549	$280,630
Savings	96,425	104,229
NOW accounts	247,262	257,505
Money market accounts	505,678	446,215
Certificates of deposit of less than $100,000	599,034	591,941
Certificates of deposit of $100,000 or more	393,670	382,173
	$2,113,618	$2,062,693

Old Second Bancorp, Inc.

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	December 31,	December 31,
	2007	2006
Assets
Cash and due from banks	$60,804	$80,727
Interest bearing deposits with financial institutions	403	5,493
Federal funds sold	2,370	2,305
Cash and cash equivalents	63,577	88,525
Securities available for sale	560,859	472,897
Federal Home Loan Bank and Federal Reserve Bank stock	8,947	8,783
Loans held for sale	16,677	14,378
Loans	1,891,110	1,763,912
Less: allowance for loan losses	16,835	16,193
Net loans	1,874,275	1,747,719
Premises and equipment, net	49,698	48,404
Other real estate owned	—	48
Mortgage servicing rights, net	2,482	2,882
Goodwill, net	2,130	2,130
Bank owned life insurance (BOLI)	47,936	45,861
Accrued interest and other assets	31,995	27,513
Total assets	$2,658,576	$2,459,140

Liabilities
Deposits:
Noninterest bearing demand	$271,549	$280,630
Interest bearing:
Savings, NOW, and money market	849,365	807,949
Time	992,704	974,114
Total deposits	2,113,618	2,062,693
Securities sold under repurchase agreements	53,222	38,218
Other short-term borrowings	247,973	127,090
Junior subordinated debentures	57,399	31,625
Note payable	18,610	16,425
Accrued interest and other liabilities	17,865	24,534
Total liabilities	2,508,687	2,300,585

Stockholders’ Equity
Common stock	16,695	16,635
Additional paid-in capital	16,114	14,814
Retained earnings	209,867	193,170
Accumulated other comprehensive gain (loss)	1,971	(2,545)
Treasury stock	(94,758)	(63,519)
Total stockholders’ equity	149,889	158,555
Total liabilities and stockholders’ equity	$2,658,576	$2,459,140

Old Second Bancorp, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended		Year to Date
	December 31,		December 31,
	(unaudited)	(unaudited)	(unaudited)
	2007	2006	2007	2006
Interest and Dividend Income
Loans, including fees	$33,662	$32,070	$131,626	$123,614
Loans held for sale	158	134	666	487
Securities:
Taxable	4,806	3,319	17,334	12,837
Tax-exempt	1,504	1,262	5,747	5,011
Federal funds sold	42	37	317	42
Interest bearing deposits	23	35	51	38
Total interest and dividend income	40,195	36,857	155,741	142,029
Interest Expense
Savings, NOW, and money market deposits	6,356	5,710	24,491	18,571
Time deposits	12,204	11,485	48,525	40,965
Securities sold under repurchase agreements	561	519	2,391	2,030
Other short-term borrowings	1,981	606	7,082	6,308
Junior subordinated debentures	1,052	617	3,629	2,467
Note Payable	280	245	1,025	489
Total interest expense	22,434	19,182	87,143	70,830
Net interest and dividend income	17,761	17,675	68,598	71,199
Provision for loan losses	—	—	1,188	1,244
Net interest and dividend income after
provision for loan losses	17,761	17,675	67,410	69,955
Noninterest Income
Trust income	2,394	2,101	8,666	7,595
Service charges on deposits	2,154	2,187	8,560	8,336
Secondary mortgage fees	140	203	592	716
Mortgage servicing income	151	144	623	492
Net gain on sales of mortgage loans	1,063	892	4,391	3,647
Securities gains, net	181	—	674	418
Increase in cash surrender value
of bank owned life insurance	421	632	2,020	2,061
Debit card interchange income	505	444	2,011	1,785
Other income	1,136	790	4,318	3,657
Total noninterest income	8,145	7,393	31,855	28,707
Noninterest Expense
Salaries and employee benefits	9,519	8,585	38,108	35,878
Loss on settlement of benefit obligation	—	109	—	1,467
Occupancy expense, net	1,457	1,229	5,380	4,598
Furniture and equipment expense	1,692	1,298	6,415	5,256
Amortization of core deposit intangible assets	—	89	—	355
Advertising expense	328	593	1,567	2,054
Other expense	3,943	4,261	15,003	15,528
Total noninterest expense	16,939	16,164	66,473	65,136
Income before income taxes	8,967	8,904	32,792	33,526
Provision for income taxes	2,546	2,667	8,820	9,870
Net income	$6,421	$6,237	$23,972	$23,656
Basic earnings per share	$0.53	$0.47	$1.92	$1.77
Diluted earnings per share	$0.52	$0.47	$1.89	$1.75
Dividends declared per share	$0.15	$0.14	$0.59	$0.55

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Quarters ended December 31, 2007 and 2006

(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$2,391	$23	3.76%	$2,261	$35	6.06%
Federal funds sold	3,326	42	4.94	2,787	37	5.19
Securities:
Taxable	394,195	4,806	4.88	312,284	3,319	4.25
Non-taxable (tax equivalent)	150,205	2,314	6.16	141,648	1,942	5.48
Total securities	544,400	7,120	5.23	453,932	5,261	4.64
Loans and loans held for sale	1,893,454	33,864	7.00	1,778,183	32,260	7.10
Total interest earning assets	2,443,571	41,049	6.60	2,237,163	37,593	6.59
Cash and due from banks	47,187	—	—	55,737	—	—
Allowance for loan losses	(17,150)	—	—	(16,383)	—	—
Other noninterest-bearing assets	127,026	—	—	124,121	—	—
Total assets	$2,600,634			$2,400,638

Liabilities and Stockholders’ Equity
NOW accounts	$264,125	1,223	1.84	$264,685	1,153	1.73
Money market accounts	533,915	4,921	3.66	449,141	4,348	3.84
Savings accounts	96,205	212	0.87	106,151	209	0.78
Time deposits	994,951	12,204	4.87	957,249	11,485	4.76
Total interest bearing deposits	1,889,196	18,560	3.90	1,777,226	17,195	3.84
Securities sold under repurchase agreements	49,314	561	4.51	43,378	519	4.75
Federal funds purchased and other short-term borrowings	161,437	1,981	4.80	100,457	606	2.36
Junior subordinated debentures	57,399	1,052	7.33	31,625	617	7.80
Note payable	18,482	280	5.93	15,260	245	6.28
Total interest bearing liabilities	2,175,828	22,434	4.09	1,967,946	19,182	3.87
Noninterest bearing deposits	262,017	—	—	257,691	—	—
Accrued interest and other liabilities	16,442	—	—	18,696	—	—
Stockholders’ equity	146,347	—	—	156,305	—	—
Total liabilities and stockholders’ equity	$2,600,634			$2,400,638
Net interest income (tax equivalent)		$18,615			$18,411
Net interest income (tax equivalent) to total earning assets			3.02%			3.27%
Interest bearing liabilities to earnings assets	89.04%			87.97%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Years ended December 31, 2007 and 2006

(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,438	51	3.50%	$968	$38	3.87%
Federal funds sold	6,248	317	5.00	809	42	5.12
Securities:
Taxable	364,942	17,334	4.75	319,992	12,837	4.01
Non-taxable (tax equivalent)	147,875	8,842	5.98	140,864	7,709	5.47
Total securities	512,817	26,176	5.10	460,856	20,546	4.46
Loans and loans held for sale	1,835,121	132,486	7.12	1,756,360	124,327	6.98
Total interest earning assets	2,355,624	159,030	6.67	2,218,993	144,953	6.45
Cash and due from banks	49,775	—	—	53,114	—	—
Allowance for loan losses	(16,648)	—	—	(16,085)	—	—
Other noninterest-bearing assets	126,989	—	—	121,749	—	—
Total assets	$2,515,740			$2,377,771

Liabilities and Stockholders’ Equity
NOW accounts	$250,984	4,345	1.73	$259,666	3,944	1.52
Money market accounts	499,647	19,264	3.86	415,610	13,980	3.36
Savings accounts	102,659	882	0.86	114,787	647	0.56
Time deposits	985,861	48,525	4.92	947,577	40,965	4.32
Total interest bearing deposits	1,839,151	73,016	3.97	1,737,640	59,536	3.43
Securities sold under repurchase agreements	53,323	2,391	4.48	46,461	2,030	4.37
Federal funds purchased and other short-term borrowings	135,377	7,082	5.16	128,861	6,308	4.83
Junior subordinated debentures	48,996	3,629	7.41	31,625	2,467	7.80
Note payable	16,338	1,025	6.19	7,905	489	6.10
Total interest bearing liabilities	2,093,185	87,143	4.16	1,952,492	70,830	3.62
Noninterest bearing deposits	257,090	—	—	254,609	—	—
Accrued interest and other liabilities	16,813	—	—	15,980	—	—
Stockholders’ equity	148,652	—	—	154,690	—	—
Total liabilities and stockholders’ equity	$2,515,740			$2,377,771
Net interest income (tax equivalent)		$71,887			$74,123
Net interest income (tax equivalent) to total earning assets			3.05%			3.34%
Interest bearing liabilities to earnings assets	88.86%			87.99%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following unaudited tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Interest Margin
Interest income (GAAP)	$40,195	$36,857	$155,741	$142,029
Taxable-equivalent adjustment:
Loans	44	56	194	226
Investments	810	680	3,095	2,698
Interest income - FTE	41,049	37,593	159,030	144,953
Interest expense (GAAP)	22,434	19,182	87,143	70,830
Net interest income - FTE	$18,615	$18,411	$71,887	$74,123
Net interest income - (GAAP)	$17,761	$17,675	$68,598	$71,199
Average interest earning assets	$2,443,571	$2,237,163	$2,355,624	$2,218,993
Net interest margin (GAAP)	2.88%	3.13%	2.91%	3.21%
Net interest margin - FTE	3.02%	3.27%	3.05%	3.34%
Efficiency ratio
Noninterest expense	$16,939	$16,164	$66,473	$65,136
Noninterest income	$8,145	$7,393	$31,855	$28,707

Net interest income (GAAP)	$17,761	$17,675	$68,598	$71,199
Taxable-equivalent adjustment:
Loans	44	56	194	226
Investments	810	680	3,095	2,698
Net interest income - FTE	$18,615	$18,411	$71,887	$74,123
Noninterest income plus net interest income - FTE	26,760	25,804	103,742	102,830
Efficiency ratio	63.30%	62.64%	64.08%	63.34%